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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Fidelity Holdings, Inc.


We consent to the use in this amendment no. 1 to the registration statement of Fidelity Holdings, Inc. on Form SB-2 of our report dated February 27, 1997 on audit of the consolidated financial statements of Fidelity Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period ended December 31, 1995, appearing in the Prospectus, which is a part of this registration statement, and to the reference to us under the heading "Experts and Counsel" in such Prospectus.


                                        /s/ Peter C. Cosmas Co., CPA's
                                        ----------------------------------
                                            Peter C. Cosmas Co., CPA's


400 Madison Avenue
New York, N.Y. 10017
January 8, 1998